Exhibit 99.1

CVB Financial Corp.

701 North Haven Ave., Suite 350

Ontario, CA 91764

(909) 980-4030

Press Release
For Immediate Release
	Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Strong Earnings for the Fourth Quarter and Year Ended 2015

•	Net earnings were $28.6 million for the fourth quarter of 2015, or $0.27 per share.

•	Net earnings were $99.1 million, or $0.93 per share, for 2015.

•	Total loans and leases, net of deferred fees and discounts, increased by $194.8 million for the quarter, or 5.10%. Seasonal dairy borrowings accounted for approximately $89 million of this growth, or about 2.3%.

•	Noninterest-bearing deposits totaled $3.25 billion, or 54.93% of total deposits.

Ontario, CA, January 20, 2016-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter and year ended December 31, 2015.

CVB Financial Corp. reported net income of $28.6 million for the quarter ended December 31, 2015, compared with $25.6 million for the fourth quarter of 2014. This represents an increase of $3.0 million, or 11.85%. Diluted earnings per share were $0.27 for the fourth quarter, compared to $0.24 for the same period last year. Net income for the fourth quarter included $1.1 million in loan loss provision recapture, compared to zero for the fourth quarter of 2014.

Net income totaled $99.1 million for the year ended December 31, 2015. This represented a $4.9 million, or 4.69%, decrease from the prior year. Earnings for 2015 included pre-tax termination expense of $13.9 million, as a result of the redemption of $200 million of fixed rate debt from the Federal Home Loan Bank (“FHLB”).

On October 14, 2015, we announced that we have entered into a merger agreement with County Commerce Bank, pursuant to which County Commerce Bank will merge into Citizens Business Bank. County Commerce Bank is headquartered in Ventura County with four branch locations and total assets of approximately $250 million. This acquisition extends our geographic footprint northward into the central coast of California. We expect to close this acquisition in the first quarter of 2016, subject to County Commerce Bank shareholders’ approval.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We are pleased with our financial results for the fourth quarter and 2015 as a whole. We experienced significant loan growth in the fourth quarter as new business production was strong and loan prepayment pressure moderated. The increase in loans was driven not only by the addition of our new banking teams in Ventura, Los Angeles, and San Diego, but also by our existing business financial centers as a whole.” Myers continued, “We are well-positioned to compete in the current economic environment and our announced acquisition of County Commerce Bank provides an exciting opportunity to accelerate our presence in a new marketplace. In December, we were also pleased to see that Forbes ranked Citizens Business Bank #1 in the nation based on ten financial metrics used to rank America’s Best Banks. This is a milestone achievement for our organization.”

Net income of $99.1 million for the year ended December 31, 2015 produced a return on beginning equity of 11.29%, a return on average equity of 10.87%, and a return on average assets of 1.31%. The efficiency ratio for 2015 was 49.11%, compared to 46.25% for 2014. Excluding the impact of debt termination expense, the efficiency ratio was 44.27%.

Total interest income and fees on loans for the year ended December 31, 2015 of $185.7 million increased $4.0 million, or 2.23%, from 2014. Total investment income of $72.2 million increased $3.8 million, or 5.60%, from 2014.

Noninterest income was $33.5 million for the year ended December 31, 2015, compared with $36.4 million for 2014. The year-over-year decrease was due to a $732,000 gain on the sale of loans in 2015, compared to a $6.0 million gain for 2014. This was partially offset by a $902,000 net decrease in the FDIC loss sharing asset, compared to a $3.6 million net decrease for 2014.

Noninterest expense for the year ended December 31, 2015 was $140.7 million, compared to $126.2 million for 2014. The year-over-year increase was primarily due to pre-tax debt termination expense of $13.9 million, related to the redemption of $200.0 million of fixed rate debt from the FHLB in the first quarter of 2015. As a percentage of average assets, noninterest expense, excluding the impact of debt termination expense, was 1.68%, compared to 1.77% for 2014.

The Company reported net income of $28.6 million for the fourth quarter ended December 31, 2015. This represents an increase of $3.0 million, or 11.85%, when compared with $25.6 million in net income reported for the fourth quarter of 2014. Diluted earnings per share were $0.27 for the fourth quarter of 2015, compared to $0.24 for the same period of 2014.

Net income for the fourth quarter of 2015 produced an annualized return on beginning equity of 12.33%, an annualized return on average equity of 12.17% and an annualized return on average assets of 1.47%. Net income for the fourth quarter of 2014 produced an annualized return on average equity of 11.76% and an annualized return on average assets of 1.37%. The efficiency ratio for the fourth quarter of 2015 was 44.34%, compared to 44.05% for the third quarter of 2015 and 44.02% for the fourth quarter of 2014.

Total interest income for the fourth quarter of 2015 of $65.1 million decreased $243,000, or 0.37%, from the year ago quarter.

Noninterest income was $8.7 million for the fourth quarter of 2015, compared with $8.4 million for the third quarter of 2015 and $9.9 million for the fourth quarter of 2014. The quarter-over-quarter increase was due to a $732,000 increase in gain on sale of loans.

Noninterest expense for the fourth quarter of 2015 was $31.9 million, compared to $32.7 million for the third quarter of 2015 and $31.3 million for the fourth quarter of 2014. As a percentage of average assets, noninterest expense was 1.64%, compared to 1.71% for the third quarter of 2015 and 1.67% for the fourth quarter of 2014.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, totaled $252.9 million for the year ended December 31, 2015, compared to $236.5 million for 2014. Our net interest margin (tax equivalent) was 3.62% for 2015 and 2014. Total average earning asset yields (tax equivalent) were 3.74% for 2015, compared to 3.86% for 2014. Total cost of funds decreased to 0.13% for 2015 from 0.26% for 2014.

Net interest income, before provision for loan losses, was $63.3 million for the fourth quarter of 2015, compared to $65.9 million for the third quarter of 2015 and $61.2 million for the fourth quarter of 2014. Our net interest margin (tax equivalent) was 3.52% for the fourth quarter of 2015, compared to 3.72% for the third quarter of 2015 and 3.58% for the fourth quarter of 2014. Total average earning asset yields (tax equivalent) decreased to 3.62% for the fourth quarter of 2015 from 3.82% for the third quarter of 2015 and 3.81% for the fourth quarter of 2014. Total cost of funds was 0.11% for the fourth quarter and third quarter of 2015, compared to 0.25% for the fourth quarter of 2014. During the third quarter of 2015, we had one non-performing commercial real estate loan that was paid in full resulting in a $2.8 million increase to interest income.

Income Taxes

Our effective tax rate for the quarter and year ended December 31, 2015 was 30.48% and 34.50%, compared with 35.67% and 36.10% for 2014, respectively. As a result of our analysis of deferred tax items, a net tax benefit of approximately $1.6 million was recognized in the fourth quarter of 2015. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $7.67 billion at December 31, 2015. This represents an increase of $44.7 million, or 0.59%, from total assets of $7.63 billion at September 30, 2015. Earning assets of $7.29 billion at December 31, 2015 increased $27.0 million, or 0.37%, when compared with $7.26 billion at September 30, 2015. The increase in earning assets was primarily due to a $194.8 million increase in total loans and a $37.3 million increase in total investment securities. This was partially offset by a $204.6 million decrease in total interest-earning balances due from the Federal Reserve.

Total assets of $7.67 billion at December 31, 2015 increased $293.3 million, or 3.98%, from total assets of $7.38 billion at December 31, 2014. Earning assets totaled $7.29 billion at December 31, 2015, an increase of $271.2 million, or 3.86%, when compared with earning assets of $7.02 billion at December 31, 2014. The increase in earning assets was primarily due to a $199.9 million increase in total loans and an $80.9 million increase in total investment securities. This was partially offset by a $7.4 million decrease in interest-earning balances due from the Federal Reserve and a $7.8 million decrease in FHLB stock.

Investment Securities

Total investment securities were $3.22 billion at December 31, 2015, an increase of $37.3 million from $3.18 billion at September 30, 2015 and an increase of $80.9 million from $3.14 billion at December 31, 2014.

During the third quarter of 2015, we transferred investment securities from our available-for-sale (“AFS”) security portfolio to held-to-maturity (“HTM”). Transfers of securities into the held-to-maturity category from the available-for-sale category are transferred at fair value at the date of transfer. The fair value of these securities at the date of transfer was $898.6 million. The unrealized holding gain or loss at the date of transfer is retained in accumulated other comprehensive income and in the carrying value of the held-to-maturity securities. The net unrealized holding gain at the date of transfer was $3.9 million after-tax and will continue to be reported in accumulated other comprehensive income (“AOCI”) and amortized over the remaining life of the securities as a yield adjustment. At December 31, 2015, investment securities HTM totaled $851.0 million. The after-tax unrealized gain reported in AOCI on investment securities HTM was $3.0 million at December 31, 2015.

At December 31, 2015, investment securities AFS totaled $2.37 billion, inclusive of a pre-tax unrealized gain of $30.9 million.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.43 billion at December 31, 2015, compared to $2.34 billion at September 30, 2015 and $2.22 billion at December 31, 2014. Virtually all of our MBS and CMOs are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $1.3 million as of December 31, 2015, has had $1.9 million in net other-than-temporary impairment (“OTTI”) loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the year or quarter ended December 31, 2015.

Our combined AFS and HTM municipal securities totaled $485.3 million as of December 31, 2015. These securities are located in 28 states with $19.6 million, or 4.04%, within the state of California. Our largest concentrations of holdings are located in Minnesota at 13.48%, Michigan at 11.59%, New Jersey at 9.71%, Texas at 9.27%, and Washington at 6.44%. All municipal bond securities are performing.

In the fourth quarter of 2015, we purchased $196.6 million of MBS available-for-sale with an average yield of approximately 2.09%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $20.7 million of CMOs with an average yield of approximately 2.21%. Our new purchases of CMOs have an average duration of approximately four and one-half years. During the fourth quarter, we purchased $5.5 million in municipal securities with an average tax-equivalent yield of approximately 3.52%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.02 billion at December 31, 2015, increased by $194.8 million, or 5.10%, from September 30, 2015. The quarter-over-quarter increase was principally due to increases of approximately $93.7 million in dairy & livestock and agribusiness loans, $68.3 million in commercial real estate loans, $19.8 million in commercial and industrial loans, $12.1 million SFR mortgage loans, and $11.0 million in construction loans. The overall increase in loans and leases was partially offset by a decrease of $9.3 million in Small Business Administration (“SBA”) loans. The majority of growth in dairy & livestock and agribusiness loans is seasonal. Over half of these seasonal loans have already repaid in January 2016.

Total loans and leases, net of deferred fees and discounts, of $4.02 billion at December 31, 2015 increased $199.9 million, or 5.24%, from December 31, 2014.

Deposits & Customer Repurchase Agreements

Deposits of $5.92 billion and customer repurchase agreements of $690.7 million totaled $6.61 billion at December 31, 2015. This represents an increase of $439.7 million, or 7.13%, when compared with total deposits and customer repurchase agreements of $6.17 billion at December 31, 2014. Deposits and customer repurchase agreements increased by $38.3 million, or 0.58%, when compared with $6.57 billion in total deposits and customer repurchase agreements reported at September 30, 2015.

Noninterest-bearing deposits were $3.25 billion at December 31, 2015, an increase of $383.8 million, or 13.39%, compared to $2.87 billion at December 31, 2014 and a decrease of $54.8 million, or 1.66%, when compared to September 30, 2015. At December 31, 2015, noninterest-bearing deposits were 54.93% of total deposits, compared to 55.46% at September 30, 2015 and 51.14% at December 31, 2014.

Our average cost of total deposits was 0.09% for the quarter ended December 31, 2015, compared to 0.09% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.10% for the quarter ended December 31, 2015, compared to 0.11% for the same period last year.

FHLB Advance, Other Borrowings and Debentures

On February 23, 2015 we repaid our last remaining FHLB advance which carried a fixed rate of 4.52%.

At December 31, 2015, we had $46.0 million in short-term borrowings, compared to zero at September 30, 2015 and $46.0 million at December 31, 2014.

At December 31, 2015, we had $25.8 million of junior subordinated debentures, unchanged from September 30, 2015 and December 31, 2014.

Asset Quality

The allowance for loan losses totaled $59.2 million at December 31, 2015, compared to $59.1 million at September 30, 2015 and $59.8 million at December 31, 2014. The allowance for loan losses was reduced by $1.1 million in the fourth quarter of 2015, offset by net recoveries of $1.2 million. The allowance for loan losses was 1.47%, 1.55%, 1.57%, 1.63%, and 1.57% of total loans and leases outstanding, at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”) were $21.0 million at December 31, 2015, or 0.52% of total loans. This compares to nonperforming loans of $23.6 million, or 0.62% of total loans, at September 30, 2015 and $32.2 million, or 0.84% of total loans, at December 31, 2014. The $21.0 million in nonperforming loans at December 31, 2015 are summarized as follows: $14.5 million in commercial real estate loans, $2.7 million in SFR mortgage loans, $2.6 million in SBA loans, $704,000 in commercial and industrial loans, and $519,000 in consumer and other loans. The $2.6 million decrease in nonperforming loans quarter-over-quarter was primarily due to a $2.2 million decrease in nonperforming commercial real estate loans.

We had $7.0 million in Other Real Estate Owned (“OREO”) at December 31, 2015, compared to $7.0 million at September 30, 2015 and $5.6 million at December 31, 2014. As of December 31, 2015, we had four OREO properties, compared with five OREO properties at September 30, 2015 and four OREO properties at December 31, 2014. During 2015, we added five OREO properties with a carrying value of $3.6 million and sold five OREO properties with a carrying value of $2.2 million, realizing a net gain on sale of approximately $301,000.

At December 31, 2015, we had loans delinquent 30 to 89 days of $1.4 million. This compares to $318,000 at September 30, 2015 and $1.7 million at December 31, 2014. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.04% at December 31, 2015, 0.01% at September 30, 2015 and 0.04% at December 31, 2014.

At December 31, 2015, we had $42.7 million in performing TDR loans, compared to $45.2 million in performing TDR loans at September 30, 2015 and $53.6 million in performing TDR loans at December 31, 2014. In terms of the number of loans, we had 34 performing TDR loans at December 31, 2015 compared to 32 performing TDR loans at September 30, 2015 and 36 performing TDR loans at December 31, 2014.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $28.0 million at December 31, 2015, $30.6 million at September 30, 2015, and $37.8 million at December 31, 2014.

Classified loans are loans that are graded “substandard” or worse. At December 31, 2015, classified loans totaled $76.9 million, compared to $85.6 million at September 30, 2015 and $160.7 million at December 31, 2014. During the fourth quarter of 2015, approximately $5.2 million, $1.7 million, and $1.5 million of our classified commercial real estate, SBA, and commercial and industrial loans, respectively, were upgraded.

CitizensTrust

As of December 31, 2015, CitizensTrust had approximately $2.42 billion in assets under management and administration, including $1.88 billion in assets under management. Revenues were $2.0 million for the fourth quarter of 2015 and $8.6 million for 2015, compared to $2.0 million and $8.1 million, respectively, for the same periods of 2014. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of approximately $7.7 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank serves 44 cities with 40 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, January 21, 2016 to discuss the Company’s fourth quarter and year end 2015 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through February 6, 2016 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10077715.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on Purchase Credit Impaired (“PCI”) loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction or sales activity; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, securities and securities trading and hedging, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in consumer spending, borrowing and savings preferences or habits; technological changes and the expanding use of technology in banking (including the adoption of mobile banking applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Cash and due from banks	$102,772	$100,334	$95,030
Interest-earning balances due from Federal Reserve	3,325	207,893	10,738

Total cash and cash equivalents	106,097	308,227	105,768

Interest-earning balances due from depository institutions	32,691	33,189	27,118
Investment securities available-for-sale	2,368,646	2,312,721	3,137,158
Investment securities held-to-maturity	850,989	869,650	1,528
Investment in stock of Federal Home Loan Bank (FHLB)	17,588	17,588	25,338
Loans and lease finance receivables	4,016,937	3,822,171	3,817,067
Allowance for loan losses	(59,156)	(59,149)	(59,825)

Net loans and lease finance receivables	3,957,781	3,763,022	3,757,242

Premises and equipment, net	31,382	31,797	33,591
Bank owned life insurance	130,956	130,076	126,927
Intangibles	2,265	2,487	3,214
Goodwill	74,244	74,244	74,244
Other assets	98,561	83,461	85,792

Total assets	$7,671,200	$7,626,462	$7,377,920

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,250,174	$3,304,967	$2,866,365
Investment checking	367,253	339,932	346,230
Savings and money market	1,589,345	1,600,382	1,615,856
Time deposits	710,488	714,191	776,207

Total deposits	5,917,260	5,959,472	5,604,658
Customer repurchase agreements	690,704	610,174	563,627
FHLB advances	—	—	199,479
Other borrowings	46,000	—	46,000
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	1,696	42,317	—
Other liabilities	66,367	67,998	60,273

Total liabilities	6,747,801	6,705,735	6,499,811

Stockholders’ Equity
Stockholders’ equity	902,490	886,174	847,034
Accumulated other comprehensive income, net of tax	20,909	34,553	31,075

Total stockholders’ equity	923,399	920,727	878,109

Total liabilities and stockholders’ equity	$7,671,200	$7,626,462	$7,377,920

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Assets
Cash and due from banks	$114,202	$101,928	$105,828	$99,722
Interest-earning balances due from Federal Reserve	203,447	100,795	246,936	174,678

Total cash and cash equivalents	317,649	202,723	352,764	274,400

Interest-earning balances due from depository institutions	33,002	19,918	29,523	48,251
Investment securities available-for-sale	2,314,352	3,126,243	2,737,289	2,920,081
Investment securities held-to-maturity	859,213	1,540	359,199	1,640
Investment in stock of Federal Home Loan Bank (FHLB)	17,588	25,338	20,497	27,347
Loans held-for-sale	—	—	—	90
Loans and lease finance receivables	3,875,950	3,742,260	3,782,133	3,598,720
Allowance for loan losses	(59,511)	(59,901)	(60,468)	(66,383)

Net loans and lease finance receivables	3,816,439	3,682,359	3,721,665	3,532,337

Premises and equipment, net	31,624	34,205	32,319	34,222
Bank owned life insurance	130,368	126,513	128,997	124,842
Intangibles	2,338	3,363	2,678	2,778
Goodwill	74,244	74,244	74,244	67,410
Other assets	107,370	114,625	105,881	116,619

Total assets	$7,704,187	$7,411,071	$7,565,056	$7,150,017

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,319,285	$2,957,438	$3,159,989	$2,802,490
Interest-bearing	2,703,308	2,756,743	2,733,646	2,600,556

Total deposits	6,022,593	5,714,181	5,893,635	5,403,046
Customer repurchase agreements	652,274	550,131	628,821	619,147
FHLB advances	—	199,453	29,516	199,351
Other borrowings	500	500	275	1,414
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	8,742	656	19,126	15,700
Other liabilities	61,244	57,045	55,871	53,558

Total liabilities	6,771,127	6,547,740	6,653,018	6,317,990

Stockholders’ Equity
Stockholders’ equity	899,018	845,101	878,526	822,336
Accumulated other comprehensive income, net of tax	34,042	18,230	33,512	9,691

Total stockholders’ equity	933,060	863,331	912,038	832,027

Total liabilities and stockholders’ equity	$7,704,187	$7,411,071	$7,565,056	$7,150,017

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Interest income:
Loans and leases, including fees	$45,977	$46,482	$185,663	$181,619
Investment securities:
Investment securities available-for-sale	13,019	18,223	63,190	68,214
Investment securities held-to-maturity	5,508	39	9,018	164

Total investment income	18,527	18,262	72,208	68,378
Dividends from FHLB stock	382	482	2,774	2,130
Federal funds sold and interest-earning deposits with other institutions	201	104	868	776

Total interest income	65,087	65,330	261,513	252,903

Interest expense:
Deposits	1,333	1,341	5,266	4,977
Borrowings and junior subordinated debentures	496	2,814	3,305	11,412

Total interest expense	1,829	4,155	8,571	16,389

Net interest income before recapture of provision for loan losses	63,258	61,175	252,942	236,514
Recapture of provision for loan losses	(1,100)	—	(5,600)	(16,100)

Net interest income after recapture of provision for loan losses	64,358	61,175	258,542	252,614

Noninterest income:
Service charges on deposit accounts	3,724	3,980	15,567	15,778
Trust and investment services	2,035	2,015	8,642	8,118
Gain on sale of loans held-for-sale	732	671	732	6,001
(Decrease) increase in FDIC loss sharing asset, net	(99)	62	(902)	(3,591)
Gain on OREO, net	2	758	416	1,020
Other	2,320	2,369	9,028	9,086

Total noninterest income	8,714	9,855	33,483	36,412

Noninterest expense:
Salaries and employee benefits	19,540	19,948	78,878	77,118
Occupancy and equipment	3,674	3,716	14,892	15,264
Professional services	1,571	928	6,188	6,018
Amortization of intangible assets	222	356	949	1,137
Recapture of provision for unfunded loan commitments	—	—	(500)	(1,250)
Debt termination expense	—	—	13,870	—
OREO expense	80	67	443	307
Acquisition related expenses	400	41	475	1,973
Other	6,425	6,211	25,464	25,662

Total noninterest expense	31,912	31,267	140,659	126,229

Earnings before income taxes	41,160	39,763	151,366	162,797
Income taxes	12,547	14,182	52,221	58,776

Net earnings	$28,613	$25,581	$99,145	$104,021

Basic earnings per common share	$0.27	$0.24	$0.93	$0.98

Diluted earnings per common share	$0.27	$0.24	$0.93	$0.98

Cash dividends declared per common share	$0.12	$0.10	$0.48	$0.40

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Interest income—(tax-equivalent) (TE)	$66,715	$67,239	$268,422	$260,573
Interest expense	1,829	4,155	8,571	16,389

Net interest income—(TE)	$64,886	$63,084	$259,851	$244,184

Return on average assets, annualized	1.47%	1.37%	1.31%	1.45%
Return on average equity, annualized	12.17%	11.76%	10.87%	12.50%
Efficiency ratio [1]	44.34%	44.02%	49.11%	46.25%
Efficiency ratio excluding debt termination [1] [2]	44.34%	44.02%	44.27%	46.25%
Noninterest expense to average assets, annualized	1.64%	1.67%	1.86%	1.77%
Noninterest expense to average assets, excluding debt termination expense [2]	1.64%	1.67%	1.68%	1.77%
Yield on average earning assets (TE)	3.62%	3.81%	3.74%	3.86%
Yield on average earning assets (TE) excluding discount on PCI loans	3.56%	3.74%	3.68%	3.77%
Cost of deposits	0.09%	0.09%	0.09%	0.09%
Cost of deposits and customer repurchase agreements	0.10%	0.11%	0.10%	0.11%
Cost of funds	0.11%	0.25%	0.13%	0.26%
Net interest margin (TE)	3.52%	3.58%	3.62%	3.62%
Net interest margin (TE) excluding discount on PCI loans	3.46%	3.50%	3.56%	3.52%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
[2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	105,844,832	104,946,595	105,715,247	105,239,421
Diluted	106,348,512	105,430,621	106,192,472	105,759,523
Dividends declared	$12,766	$10,587	$51,040	$42,356
Dividend payout ratio [3]	44.62%	41.39%	51.48%	40.72%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding—(end of period)	106,384,982	105,893,216
Book value per share	$8.68	$8.29
Tangible book value per share	$7.96	$7.56

	December 31,
	2015	2014
Nonperforming assets:
Nonaccrual loans	$8,397	$11,901
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	12,622	20,285
Other real estate owned (OREO), net	6,993	5,637

Total nonperforming assets	$28,012	$37,823

Troubled debt restructured performing loans	$42,687	$53,589

Percentage of nonperforming assets to total loans outstanding and OREO	0.70%	0.99%
Percentage of nonperforming assets to total assets	0.37%	0.51%
Allowance for loan losses to nonperforming assets	211.18%	158.17%

	Twelve Months Ended December 31,
	2015	2014
Allowance for loan losses:
Beginning balance	$59,825	$75,235
Total charge-offs	(1,009)	(2,369)
Total recoveries on loans previously charged-off	5,940	3,059

Net recoveries	4,931	690
Recapture of provision for loan losses	(5,600)	(16,100)

Allowance for loan losses at end of period	$59,156	$59,825

Net recoveries to average loans	0.13%	0.02%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2015		2014		2013
	High	Low	High	Low	High	Low
Quarter End
March 31,	$16.21	$14.53	$17.08	$14.23	$12.30	$10.42
June 30,	$18.11	$15.45	$16.42	$13.77	$11.99	$10.29
September 30,	$18.37	$15.30	$16.50	$14.35	$13.77	$11.65
December 31,	$18.77	$15.82	$16.47	$13.35	$17.48	$13.28

Quarterly Consolidated Statements of Earnings

	4Q 2015	3Q 2015	2Q 2015	1Q 2015	4Q 2014
Interest income
Loans, including fees	$45,977	$48,822	$45,322	$45,542	$46,482
Investment securities and other	19,110	18,909	19,193	18,638	18,848

Total interest income	65,087	67,731	64,515	64,180	65,330

Interest expense
Deposits	1,333	1,333	1,307	1,293	1,341
Other borrowings	496	481	450	1,878	2,814

Total interest expense	1,829	1,814	1,757	3,171	4,155

Net interest income before recapture of provision for loan losses	63,258	65,917	62,758	61,009	61,175
Recapture of provision for loan losses	(1,100)	(2,500)	(2,000)	—	—

Net interest income after recapture of provision for loan losses	64,358	68,417	64,758	61,009	61,175

Noninterest income	8,714	8,413	8,345	8,011	9,855
Noninterest expense	31,912	32,742	31,533	44,472	31,267

Earnings before income taxes	41,160	44,088	41,570	24,548	39,763
Income taxes	12,547	16,202	14,757	8,715	14,182

Net earnings	$28,613	$27,886	$26,813	$15,833	$25,581

Basic earning per common share	$0.27	$0.26	$0.25	$0.15	$0.24
Diluted earnings per common share	$0.27	$0.26	$0.25	$0.15	$0.24
Cash dividends declared per common share	$0.120	$0.120	$0.120	$0.120	$0.100
Cash dividends declared	$12,766	$12,774	$12,758	$12,742	$10,587

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Commercial and industrial	$441,572	$421,771	$419,733	$417,588	$404,616
SBA	107,260	116,540	121,006	127,458	135,375
Real estate:
Commercial real estate	2,724,970	2,656,650	2,663,111	2,601,628	2,597,153
Construction	68,563	57,578	46,927	55,346	55,173
SFR mortgage	233,947	221,894	214,706	205,329	205,329
Dairy & livestock and agribusiness	306,938	213,193	184,260	173,771	284,063
Municipal lease finance receivables	74,135	75,839	74,691	76,220	77,834
Consumer and other loans	71,716	72,096	73,993	73,746	73,220

Gross loans	4,029,101	3,835,561	3,798,427	3,731,086	3,832,763
Less:
Purchase accounting discount on PCI loans	(3,872)	(4,754)	(5,680)	(6,612)	(7,129)
Deferred loan fees, net	(8,292)	(8,636)	(8,528)	(8,451)	(8,567)
Allowance for loan losses	(59,156)	(59,149)	(59,554)	(60,709)	(59,825)

Net loans	$3,957,781	$3,763,022	$3,724,665	$3,655,314	$3,757,242

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Nonperforming loans:
Commercial and industrial	$704	$1,051	$903	$952	$2,308
SBA	2,567	2,634	2,456	2,463	2,481
Real estate:
Commercial real estate	14,541	16,696	14,967	16,787	23,318
Construction	—	—	—	—	—
SFR mortgage	2,688	2,778	3,400	2,233	3,240
Dairy & livestock and agribusiness	—	—	—	103	103
Consumer and other loans	519	489	498	463	736

Total	$21,019	$23,648	$22,224	$23,001	$32,186

% of Total gross loans	0.52%	0.62%	0.59%	0.62%	0.84%
Past due 30-89 days:
Commercial and industrial	$—	$—	$246	$112	$978
SBA	—	—	—	—	75
Real estate:
Commercial real estate	354	266	1,333	35	122
Construction	—	—	—	—	—
SFR mortgage	1,082	—	355	1,613	425
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	—	52	2	139	81

Total	$1,436	$318	$1,936	$1,899	$1,681

% of Total gross loans	0.04%	0.01%	0.05%	0.05%	0.04%
OREO:
Commercial and industrial	$—	$—	$—	$736	$736
Real estate:
Commercial real estate	2,125	2,135	2,967	1,518	—
Construction	4,868	4,868	4,868	4,868	4,901

Total	$6,993	$7,003	$7,835	$7,122	$5,637

Total nonperforming, past due, and OREO	$29,448	$30,969	$31,995	$32,022	$39,504

% of Total gross loans	0.73%	0.81%	0.85%	0.86%	1.03%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended December 31, 2015 and 2014 include a yield adjustment of $1.0 and $1.3 million, respectively. Net interest income for the twelve months ended December 31, 2015, and 2014 include a yield adjustment of $4.0 million, and $5.8 million, respectively. These yield adjustments relate to discount accretion on Purchase Credit Impaired ("PCI") loans, and are reflected in the Company's net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended December 31,
	2015			2014
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$7,303,552	$66,715	3.62%	$7,016,094	$67,239	3.81%
Discount on acquired PCI loans	4,528	(1,022)		7,978	(1,279)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,308,080	$65,693	3.56%	$7,024,072	$65,960	3.74%

Net interest income and net interest margin (TE)		$64,886	3.52%		$63,084	3.58%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(1,022)			(1,279)

Net interest income and net interest margin (TE), excluding yield adjustment		$63,864	3.46%		$61,805	3.50%

	Twelve Months Ended December 31,
	2015			2014
	(Dollars in thousands)
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$7,175,577	$268,422	3.74%	$6,770,807	$260,573	3.86%
Discount on acquired PCI loans	5,875	(4,032)		10,138	(5,825)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,181,452	$264,390	3.68%	$6,780,945	$254,748	3.77%

Net interest income and net interest margin (TE)		$259,851	3.62%		$244,184	3.62%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(4,032)			(5,825)

Net interest income and net interest margin (TE), excluding yield adjustment		$255,819	3.56%		$238,359	3.52%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of tangible book value to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2015 and 2014.

	December 31,
	2015	2014
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$923,399	$878,109
Less: Goodwill	(74,244)	(74,244)
Less: Intangible assets	(2,265)	(3,214)

Tangible book value	$846,890	$800,651
Common shares issued and outstanding	106,384,982	105,893,216

Tangible book value per share	$7.96	$7.56

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the twelve months ended December 31, 2015, includes debt termination expense of $13.9 million. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance. The Company did not incur debt termination expense during the twelve months ended December 31, 2014.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands)
Net interest income	$63,258	$61,175	$252,942	$236,514
Noninterest income	8,714	9,855	33,483	36,412
Noninterest expense	31,912	31,267	140,659	126,229
Less: debt termination expense	—	—	(13,870)	—

Adjusted noninterest expense	$31,912	$31,267	$126,789	$126,229
Efficiency ratio	44.34%	44.02%	49.11%	46.25%
Adjusted efficiency ratio	44.34%	44.02%	44.27%	46.25%
Adjusted noninterest expense	$31,912	$31,267	$126,789	$126,229
Average assets	$7,704,187	$7,411,071	7,565,056	$7,150,017
Adjusted noninterest expense to average assets [1]	1.64%	1.67%	1.68%	1.77%

[1]	Annualized